Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

June 19, 2013

For more information contact:

Moishe Gubin, Chairman of the Board or Thomas A. Procelli, Chief Operating Officer at (954) 776-2332

OPTIMUMBANK HOLDINGS, INC. REGAINS COMPLIANCE WITH NASDAQ MINIMUM BID PRICE RULE

Fort Lauderdale, FL (June 19, 2013) - OptimumBank Holdings, Inc. (NASDAQ: OPHC) (“Company”), the parent company of OptimumBank, announced today that it has received a letter from The NASDAQ Stock Market (“Nasdaq”) advising that the Company has regained compliance with Nasdaq’s minimum bid price listing requirements.

As previously disclosed, on June 20, 2012, Nasdaq staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rule 5550(a)(2) of The Nasdaq Stock Market. On June 17, 2013, the Company received notification from Nasdaq that for 10 consecutive business days, from June 3 through June 14, 2013, the closing bid price of the Company’s common stock has been at $1.00 per share or greater and the Company has regained compliance with Listing Rule 5550(a)(2). The matter is now considered closed.

“We are very pleased that the stock has regained compliance and will continue to be traded on the Nasdaq Capital Market. This is a positive development for the Company and our shareholders and is in line with our desire to remain a public company. The liquidity of public ownership lets shareholders trade easily and encourages greater investor participation. As a public firm we may more easily use our shares as future merger and acquisition currency”, stated Moishe Gubin, Chairman of OptimumBank Holdings, Inc.

OptimumBank offers a wide array of lending and retail banking products to individuals and businesses in Broward, Miami-Dade and Palm Beach Counties through its executive offices and three branch offices in Broward County, Florida.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Company’s management as of the date of this news release and do not purport to speak as of any other date. Such statements reflect the view of Company’s management as of this date with respect to future events and are not guarantees of future events, involve assumptions, and are subject to risks and uncertainties, such

2477 East Commercial Boulevard, Fort Lauderdale, Florida 33308

Phone: (954) 776-2332            Toll-Free (888) 991-BANK            Fax: (954) 776-2281

as changes in the Company’s plans, objectives, expectations, and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual events could differ materially from those discussed. Factors that could cause or contribute to such differences include market conditions that may affect the results expected from the reverse stock split. Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.